UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): July 8, 2003

Commission File Number 33-83618

SELKIRK COGEN PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	51-0324332
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

SELKIRK COGEN FUNDING CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	51-0354675
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

7600 Wisconsin Avenue, Bethesda, Maryland 20814
(Address of principal executive offices, including zip code)

(301) 280-6800
(Registrant’s telephone number, including area code)

Item 5.      Other Events

PG&E National Energy Group, Inc. Bankruptcy

PG&E National Energy Group, Inc. (“NEG”) owns an indirect interest in Selkirk Cogen Partners, L.P. (the “Partnership”) and its wholly owned subsidiary, Selkirk Cogen Funding Corporation. NEG manages the Partnership through its indirect, wholly owned subsidiaries, JMC Selkirk, Inc., the Partnership’s managing general partner, and JMCS I Management, Inc., the Partnership’s project management firm.

On July 8, 2003, NEG filed a voluntary petition for relief under the provisions of Chapter 11 of the U.S. Bankruptcy Code (“Bankruptcy Code”) in the U.S. Bankruptcy Court for the District of Maryland, Greenbelt Division (“Bankruptcy Court”), Case No. 03-30459. In addition, each of the following indirect wholly owned subsidiaries of NEG filed a voluntary petition for relief under the provisions of Chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court: PG&E Energy Trading Holdings Corporation (Case No. 03-30463) (“ETH”), PG&E Energy Trading-Power, L.P. (Case No. 03-30461), PG&E Energy Trading – Gas Corporation (Case No. 03-30464), and PG&E ET Investments Corporation (Case No.03-30462) (collectively, the “ET Companies”), and USGen New England, Inc. (“USGenNE”) (Case No. 03-30465). Pursuant to Chapter 11 of the Bankruptcy Code, NEG, the ET Companies and USGenNE retain control of their assets and are authorized to operate their businesses as debtors in possession while being subject to the jurisdiction of the Bankruptcy Court.

NEG is an indirect, wholly owned subsidiary of PG&E Corporation, the parent company of Pacific Gas and Electric Company. Under the proposed plan of reorganization NEG filed with the Bankruptcy Court, if confirmed by the Bankruptcy Court and implemented, PG&E Corporation would no longer have any equity interest in NEG.

Neither the Partnership nor any of its NEG affiliated partners, including JMC Selkirk, Inc. and PentaGen Investors, L.P., are parties to the filings by NEG or other affiliates for protection under Chapter 11 of the Bankruptcy Code (collectively, the “NEG Bankruptcy”). The Partnership does not anticipate that the NEG Bankruptcy will have a material adverse impact on its operations. The Partnership cannot be certain that the NEG Bankruptcy will not affect NEG’s ownership arrangements with respect to the Partnership or the ability of JMC Selkirk, Inc. or JMCS I Management, Inc. to manage the Partnership.

The Partnership Agreement provides certain management rights to the Partnership’s other general partner, RCM Selkirk GP, Inc., in the event that JMC Selkirk, Inc. were to be included in a bankruptcy involving NEG, including (i) the removal of JMC Selkirk, Inc. as the managing general partner, (ii) the appointment of itself as the successor managing general partner, and (iii) the termination of the administrative services agreement with JMCS I Management, Inc. and subsequent appointment of a RCM Selkirk GP, Inc. affiliate as the project management firm. Enforcement of these rights by RCM Selkirk GP, Inc. could, however, be delayed or impeded as

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a result of any bankruptcy proceeding involving JMC Selkirk, Inc. Moreover, the bankruptcy of any partner of the Partnership would be an event of default under the Partnership’s Credit Agreement, which expires August 8, 2003. Currently, the Partnership has contingent reimbursement obligations under one letter of credit issued under this Credit Agreement in the amount of approximately $2.5 million. The Partnership is prepared to use cash collateral to secure the obligations now secured by this letter of credit.

Credit Ratings

On July 8, 2003, Standard and Poor’s (“S&P”) issued a press release announcing that it had lowered its corporate credit ratings on two of NEG’s subsidiaries, PG&E Energy Trading Holdings Corporation and USGen New England Inc. to ‘D’ from ‘C’ and removed the ratings from CreditWatch. S&P stated these ratings actions follow the NEG Bankruptcy. S&P further stated that the rating on Selkirk Cogen Funding Corporation is not affected by the ratings action on NEG because this project financing is structured as a bankruptcy-remote entity and is not 100% owned by NEG. Therefore, the incentive to consolidate it in a bankruptcy of NEG is low.

On July 9, 2003, Moody’s Investors Services (“Moody’s”) downgraded NEG’s senior implied rating to Caa3 from Caa2. The outlook is negative. Moody’s rating of Selkirk Cogen Funding Corporation’s senior secured debt remains at Baa3 with a stable rating outlook as previously disclosed in a Current Report on Form 8-K filed June 6, 2003 following Moody’s press release on June 4, 2003.

Cautionary Statement Regarding Forward-Looking Statements

The information in this Current Report on Form 8-K includes forward-looking statements about the future that are necessarily subject to various risks and uncertainties. Use of words like “anticipate,” “estimate,” “intend,” “project,” “plan,” “expect,” “will,” “believe,” “could,” and similar expressions help identify forward-looking statements. These statements are based on current expectations and assumptions, which the Partnership believes are reasonable and on information currently available to the Partnership. Actual results could differ materially from those contemplated by the forward-looking statements. Consequently, the forward-looking statements in this Current Report should not be regarded as representations by the Partnership or any other person that the expected outcomes can or will be achieved. Some of the factors that could cause future results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the impact of the NEG Bankruptcy, the impact of a bankruptcy proceeding involving any partner of the Partnership, and other factors that are described in the Partnership’s Annual Report on Form 10-K.

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SELKIRK COGEN PARTNERS, L.P.

By: JMC SELKIRK, INC. Managing General Partner

Date:	July 21, 2003	/s/ THOMAS E. LEGRO Name: Thomas E. Legro Title: Vice President, Controller, Chief Accounting Officer and Director

SELKIRK COGEN FUNDING CORPORATION

Date:	July 21, 2003	/s/ THOMAS E. LEGRO Name: Thomas E. Legro Title: Vice President, Controller, Chief Accounting Officer and Director

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